Exhibit 10.2
February 12, 2008
Mr. Joseph Ragan
Re: Severance Agreement
Dear Joseph:
In consideration of your continued commitment to GTSI and our desire to retain your services as we rebuild the organization, this Severance Agreement (“Agreement”) sets forth the commitment by GTSI to you in the event:
•	You are terminated by GTSI without Cause as defined in the footnote below (“Termination”)[1], or

•	You are notified of one of the following conditions, and as a result resign from GTSI within 30 calendar days of such notice (“Resignation”):
(i)	your GTSI annual base salary is reduced by more than 20% from its then current amount;

(ii)
your GTSI duties, responsibilities, authority, reporting structure, title (excluding any minor or inadvertent action which is remedied by the Company immediately after notice by you) are significantly or meaningfully, as reasonably determined by GTSI, reduced by GTSI;

(iii)	you are asked to permanently relocate to a different GTSI work site that would increase your one-way commute distance by more than thirty-five (35) miles from your then principal residence.
In the event of your Termination or Resignation, GTSI will pay you a severance payment in an amount equal to six (6) months (“Period”) of your then current GTSI annual base salary (the “Severance Compensation”). The lump sum payment will be subject to standard withholdings and deductions.
GTSI’s obligation to pay this Severance Compensation is subject to you executing and delivering to GTSI the Release and Obligation (“Release”) as exactly set out in Exhibit A within twenty-two (22) calendar days of your Termination or Resignation. GTSI will pay you the Severance Compensation in a lump sum amount within fifteen (15) calendar days following delivery of an executed Release. Unless the Release is executed by you and delivered to GTSI within twenty-two (22) days after the Termination (and not later revoked), you will not receive any of the Severance Compensation; further, GTSI retains the right to initiate legal proceedings to recover the full amount of the Severance Compensation if you breach or violate the terms of the Release.

1 “Cause” means your (i) unwillingness or inability to adequately perform the employee’s job duties, or for insubordination, after a written demand for substantial performance is delivered to you by one or more Officers of GTSI, which demand specifically identifies the manner in which one or more Officers of GTSI believe that you have not substantially performed your duties, (ii) conviction of any felony involving moral turpitude; (iii) engaging in practices contrary to the written policies of GTSI; (iv) illegal business practices, (v) misappropriation of assets of GTSI; (vi) continual or repeated insobriety or drug use; (vii) continual or repeated absence for reasons other than disability or sickness; (viii) fraud; or (ix) embezzlement of Company funds.

Notwithstanding the terms of this Agreement, your relationship with GTSI continues to be an at-will employment relationship. GTSI or you have the right to terminate your employment with GTSI at any time with or without Cause and with or without notice. Nothing in this Agreement confers upon you any right to continue in the employ of GTSI, nor does this Agreement confer any rights to you should you voluntarily terminate your GTSI employment, or otherwise end your GTSI employment.
In the case of a Change of Control, as described in the Change of Control Agreement between you and GTSI, the terms of the Change of Control Agreement will supersede the terms of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date above written.
GTSI Corp.
By:
Acknowledged and Accepted:

Joseph Ragan

Exhibit A
RELEASE AND OBLIGATION
I understand that my position with GTSI Corp. (the “Company”) terminated effective  _____  (the “Separation Date”). The Company has agreed that in consideration of me signing this Release and Obligation and delivering it to the Company within 22 days following my Separation Date, and do not later revoke it, pay me Severance Compensation pursuant to the terms of the GTSI Severance Agreement dated March 28, 2006 between myself and the Company. I understand that I am not entitled to such Severance Compensation unless I sign and comply with this Release and Obligation (“Release”).
Release: By my signature below, I agree to forever release and discharge GTSI and its successors, its current and prior stockholders of record, officers, directors, and employees, past or present, from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, expenses and demands of any kind or character whatsoever: whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated; whether or not previously brought before any state or federal agency, court or other governmental entity and whether existing on or arising prior to the date of this Release; and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to my previous employment by GTSI, the separation of that employment, and any dealings between the parties concerning my employment existing prior to the date of execution of this Release and Obligation. This expressly includes any and all claims of discrimination on account of sex, race, age, handicap, veteran status, national origin or religion, and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination In Employment Act, the Americans With Disabilities Act, Executive Order 11246, the Rehabilitation Act and any applicable state or local anti-discrimination statutes. It also includes claims for breach of any contract, agreement or promises made prior to this date; claims for wrongful termination actions of any type, breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; claims for fraud, libel, slander or invasion of privacy. This release also applies to any claims or rights that I might have or assert with respect to any claims or rights, if any, concerning any GTSI bonus plan.
I acknowledge and understand that by my signature below, I am knowingly and voluntarily waiving and releasing any rights I may have under the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the above release is in addition to anything of value to which I was already entitled. I acknowledge that by this document, I have been advised in writing, as required by the ADEA that: (a) my release does not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company (“Release Effective Date”).

Obligations: By my signature below, I also agree that in consideration of the Severance Compensation, I will comply with the following:
1.
In addition to the terms of any written confidentiality, proprietary rights, non-solicitation or nondisclosure agreements I have with GTSI, I agree that for a period of six months after the Separation Date that I will not directly or indirectly solicit or offer employment to or hire any person who then is an employee of GTSI, or work as an employee or independent consultant for any of these entities (CDW-G, Dell, DLT, WWT, GMR, PC Connections, Pomeroy, ComTek Communication Technology Incorporated, TIG) in one of their offices within a fifty (50) mile radius of GTSI’s Chantilly office, where such employment involves my support of one of these entities to provide products or services to the Federal Government that are the same as, or substantially similar to, the goods or services provided by GTSI.

2.
Because of the unique nature of the above provisions, I understand and agree that GTSI will suffer irreparable harm in the event that my failure to comply with any of my obligations under Sections 1 above and that monetary damage will be inadequate to compensate GTSI for such a breach. Accordingly, you agree that GTSI will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief to enforce the terms of Sections 1 above. (“Injunctive relief” means a legal order from a court prohibiting a person or corporate entity from carrying out a given action, or ordering a given action to be done.)

3.	I have returned to GTSI all of its assets or property that I have in my possession or control.

4.
I will not publicly disparage, whether in writing, electronically or orally, GTSI, or any of its employees or members of the board of directors, and that I will not communicate to or with any governmental body regarding GTSI unless compelled by law. In addition, GTSI agrees to take every reasonable effort to ensure that that any GTSI officer or member of the board of directors will not publicly disparage me, whether in writing, electronically or orally.

5.
I agree to provide GTSI with any requested reasonable support and consultation regarding any legal matter, to include making myself reasonably available at GTSI’s facilities to discuss background matters or appearances in court or at Deposition hearings. I also agree, if requested, to provide any affidavits or other written statements, and to sign such statements so long as they represent your actual knowledge and belief.

As Agreed to on:

	Date	Signature of Employee